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                                                                    EXHIBIT 99.1

For Immediate Release

Contact:      David Leedy
              972-586-1703
              dleedy@aviall.com

AVIALL REAFFIRMS GUIDANCE AND RESPONDS TO RECENT AIRLINE INDUSTRY EVENTS


         DALLAS, TEXAS August 15, 2002 -- Aviall, Inc. [NYSE: AVL] today commented on recent airline industry developments and the Company's financial outlook.

         Mr. Paul E. Fulchino, Chairman, President, and Chief Executive Officer for Aviall said, "the Company is reaffirming its increased 2002 earnings guidance of 82 to 85 cents per share on a proforma diluted basis applying the 'if-converted' methodology. In the first six months of 2002, Aviall Services' mix of revenue has substantially changed from historical patterns. Including the direct military shipments made by Rolls-Royce in support of the T56 engine military/defense program and for which Aviall received full margin credit, Aviall's business sales mix in the first half of 2002 was 46% military/government up from 6% last year, 28% general aviation down from 45%, and 26% commercial airlines down from 49% in 2001. To put this in further perspective, our three largest airline accounts have provided revenues with the Company for the first half of 2002 of approximately $12 million whereas the military/government segment (including the direct sales of T56 parts by Rolls-Royce) has generated over $1.5 million of revenues per business day or approximately $200 million."

         Fulchino added, "Since September 11th, the Company's credit function has taken increased cautionary measures. As stated in our recent 10-Q filing, the Company believes it is well reserved for the Vanguard Airlines and US Airways bankruptcies. The Company believes these bankruptcies and any anticipated airline bankruptcy will not impact our earnings guidance of 82 to 85 cents per share. Additionally, the Company's accounts receivable balances for the airlines have been improving over the past several months - our United Airlines receivables balance is approximately one half of one percent of the Company's outstanding receivables and no other single airline is more than approximately one percent of our receivables total. Notwithstanding the shortfall in our airline segment, the general aviation and military/government segments revenues have continued to more than offset the airline shortfall and outpace our expectations."

         Fulchino closed by saying, "Although we are optimistic about the continuation for heavier military sales and recent share growth in the general aviation segment, we will be vigilant about events in the airline industry. We

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will look to leverage Aviall's scale, global marketplace coverage and product scope advantages and assist airlines with better solutions to their demands for lower inventory costs and quicker turnaround times from service providers like Aviall."

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in commercial, business, military and general aviation, the business activities of the Company's customers and suppliers and developments in information and communications technology.

ABOUT AVIALL, INC.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world's largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 200 manufacturers and offers approximately 250,000 catalog items from customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.